Exhibit 23.2

CONSENT OF STATUTORY AUDITOR

The Board of Directors

Biolex, Inc.

We consent to the use of the report dated July 31, 2007 with respect to the profit and loss statement and cash flow statement of LemnaGene S.A. for the period from January 1, 2005 to July 7, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    Frédéric Brejon

Frédéric Brejon

Dardilly, France

8 October 2007